Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179734
PROSPECTUS SUPPLEMENT
(Prospectus dated February 27, 2012)

The Southern Company

SOUTHERN INVESTMENT PLAN

The following information updates and supplements the Southern Investment Plan prospectus dated February 27, 2012.

Contact information for Plan Administrator, Transfer Agent and Registrar:

General Correspondence:	Overnight Mail:
Computershare P.O. Box 30170 College Station, TX 77842-3170	Computershare 211 Quality Circle, Suite 210 College Station, TX 77845
Internet:	Telephone - U.S.:	Telephone - Outside U.S.:
www.computershare.com/investor	1-800-554-7626	1-201-680-6693
Hearing impaired: 1-800-231-5469
Optional Cash Investments by check:

New investors and registered stockholders should make checks payable to Computershare/The Southern Company.

The fee schedule relating to the Southern Investment Plan, effective April 10, 2014, is as follows:

COSTS TO PARTICIPANTS	FEE
Investments
Dividend Reinvestment Purchase Fee Per Share	No charge
Transaction Fee for Dividend Reinvestment	No charge
New Account Enrollment Fee	$10.00
Transaction Fee for Optional Cash Investment by Check	$5.00*
Transaction Fee for Optional Cash Investment by ACH Debit	$2.50*
Optional Cash Purchase Fee Per Share	$0.05*
Returned Check and Rejected ACH Debit Fee	$30.00 per item

Sale of Shares

Batch Order	$15.00*
Market Order	$25.00
Day Limit Order	$25.00*
Good-Till-Cancelled Limit Order	$25.00
Customer Service Representative Assisted Sale	$15.00
Fee for Shares Sold Per Share	$0.12 *

Alternate Currency Disbursements Fees for Market, Day and Good-Till-Cancelled Limit orders only

US$ or Foreign Currency Wire	$50.00 per Transaction
Foreign Check	$15.00 per Transaction
Direct Deposit-US$ only	$10.00 per Transaction

Certificate Issuance	No charge *

Replacement Documents

IRS Form	No charge
Check	No charge
Account Statements (last seven years)	No charge
Check copy (last seven years)	No charge

*Indicates change.

See “Risk Factors” on page 4 of the Southern Investment Plan prospectus for certain risks to consider before participating in the Southern Investment Plan or before purchasing shares of Southern Company common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Southern Investment Plan prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2014.